EXHIBIT 8.3

                  [FORM OF OPINION OF CAMDEN COUNSEL REGARDING
              THE QUALIFICATION OF CAMDEN PROPERTY TRUST AS A REIT]

                                     [Date]

Camden Property Trust
3200 Southwest Freeway
Suite 1500
Houston, Texas 77027

Paragon Group, Inc.
7557 Rambler Road
Suite 1200
Houston, Texas 77027

Ladies and Gentlemen:

        We have acted as counsel to Camden Property Trust ("Camden"), a Texas real estate investment trust, in connection with the execution and delivery of the Agreement and Plan of Merger (the "Agreement") dated as of December 16, 1996, by and among Camden, Paragon Group, Inc. ("Paragon"), a Maryland corporation and Camden Subsidiary, Inc. ("Camden Sub"), a Delaware corporation wholly owned by Camden. Pursuant to Sections 6.2(d) and 6.3(d) of the Agreement, we have been asked to provide an opinion on certain federal income tax matters related to Camden. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Proxy Statement/Prospectus (as hereinbelow defined).

        The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

        In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following:
(1) the Agreement, (2) the Registration Statement on Form S-4, containing the Joint Proxy Statement/Prospectus of Camden and Paragon, filed with

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Camden Property Trust
February 25, 1997
Page 2

the Securities and Exchange Commission on January 14, 1997, as amended through the date hereof (the "Proxy Statement/Prospectus"); (3) the Second Amended and Restated Agreement of Limited Partnership of Paragon Group L.P.; (4) the Amended and Restated Declaration of Trust of Camden and all amendments thereto through the date hereof (the "Charter"); (5) certain written representations of Paradim, Inc. ("Paradim") contained in a letter addressed to Hogan & Hartson L.L.P. and Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., dated on or about the date hereof (the "Paradim Representation Letter"); (6) certain written representations of Paragon contained in a letter addressed to Hogan & Hartson L.L.P. and Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., dated on or about the date hereof (the "Paragon Representation Letter"); and (7) certain written representations of Camden contained in a letter to Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. dated on or about the date hereof (the "Management Representation Letter").

        In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed under such documents including without limitation the Charter, have been and will be performed or satisfied in accordance with their terms. In connection with rendering the opinion herein, we have also assumed (without any independent investigation or review thereof) that:

        1. Paragon is a validly organized and duly incorporated corporation existing under the laws of the State of Maryland; and further, that commencing with Paragon's taxable year ended December 31, 1994 and continuing through the date hereof, Paragon has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code (including without limitation any and all asset, income and diversity of ownership requirements thereunder) and has in fact qualified as a REIT during such period.

        2. Each of Paragon Group GP Holdings, Inc. ("GP Holdings") and Paragon Group LP Holdings, Inc. ("LP Holdings") is a validly organized and duly incorporated corporation existing under the laws of the State of Delaware; and further, that each of GP Holdings and LP Holdings is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code.

        3. Paragon Group L.P. (the "Operating Partnership") is a validly organized partnership existing under the laws of the State of Delaware; and further, that the Operating Partnership is properly classified and taxable as a partnership for federal income tax purposes and has been properly classified and taxable as a partnership for federal income tax purposes throughout the entire period of its existence.

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Camden Property Trust
February 25, 1997
Page 3

        4. Paradim is a validly organized and duly incorporated corporation existing under the laws of the State of Maryland; and further, that commencing with its taxable year ending December 31, 1996 and continuing through the date hereof, Paradim has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and has in fact qualified as a REIT during such period.

        5. The proposed operations of Paradim will enable Paradim to continue to maintain its status as a REIT under the Code during future taxable years; and further, that the sources of income and assets of Paradim and the ownership of equity interests in Paradim will be structured in a manner which will perpetuate its status as a REIT during such future taxable years.

        6. Each entity formed as a partnership under applicable state law, in which Paragon or the Operating Partnership owns a direct or indirect interest, is, for federal income tax purposes, properly classified as a partnership; and further, that each such entity has been classified as a partnership for federal income tax purposes during the entire period of its existence during which Paragon or the Operating Partnership has owned such direct or indirect interest therein.

        7. Camden is a validly organized and duly formed real estate investment trust existing under the laws of the State of Texas; and further, that Camden Sub is a validly organized and duly incorporated corporation existing under the laws of the State of Delaware.

        8. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); the Merger will qualify as a merger under the applicable laws of Texas and Maryland; each of Camden and Paragon will comply with all reporting obligations with respect to the Merger required under the Code, and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

        For purposes of rendering our opinion, we have not made an independent investigation or audit of any of the facts set forth in any of the above-referenced documents, including the Proxy Statement/Prospectus, the Management Representation Letter, the Paradim Representation Letter and the Paragon Representation Letter or with regard to the assumptions set forth above.

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Camden Property Trust
February 25, 1997
Page 4

Consequently, we have relied upon your representations and have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to conclude that such facts or documents are inaccurate or incomplete in any material way.

        Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the IRS by Camden or Paragon as to the federal income tax matters addressed in this opinion.

        Based upon our examination of the foregoing items and subject to and limited by the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that commencing with Camden's taxable year ended December 31, 1993 and continuing through the date hereof, Camden was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and after giving effect to the Merger, Camden's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

        We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. Camden's qualification as a REIT depends upon Camden's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We have not undertaken to review or audit Camden's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating results of Camden, and the entities in which Camden owns interests, the sources of their income, the nature of their assets, the level of distributions to shareholders and the diversity of stock ownership for any given taxable year has satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT.

        An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

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Camden Property Trust
February 25, 1997
Page 5

        This opinion letter has been prepared solely for your benefit pursuant to Section 6.2(d) and 6.3(d) of the Agreement. The opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.

                                    Sincerely yours,

                                    Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.